EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Spirit Finance Corporation’s Registration Statement No. 333-130829 on Form S-3 of our report dated May 25, 2006, related to the consolidated financial statements of SKO Group Holding Corp. as of January 28, 2006 (Successor) and January 29, 2005 (Predecessor) and for the Four Weeks Ended January 28, 2006 (Successor), the Forty-eight Weeks Ended December 31, 2005 (Predecessor) and the Years Ended January 29, 2005 and January 31, 2004 (Predecessor), appearing in this Current Report on Form 8-K of Spirit Finance Corporation.

/s/ Deloitte & Touche LLP

Milwaukee, WI
June 8, 2006